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                                                                    EXHIBIT 21.1


List of Subsidiaries of Converse Inc.:

Twin Dragons Global Limited, Hong Kong Corporation

Converse (Asia Pacific) Limited, Hong Kong Corporation

Converse All Star Canada Inc., Quebec Corporation

Camlet Limited, Irish Corporation

Hong Kong Twin Dragons Global Limited, Zhongshan Representative Office